Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Envestnet, Inc.:

We consent to the use of our reports dated March 17, 2014, with respect to the consolidated balance sheets of Envestnet, Inc. and subsidiaries (the Company) as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 17, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, contains an explanatory paragraph that states Envestnet, Inc. acquired Wealth Management Solutions (WMS) during 2013, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013, WMS’s internal control over financial reporting associated with total assets of $30,929,000 and total revenues of $33,517,000, included in the consolidated financial statements of Envestnet, Inc. and subsidiaries as of and for the year ended December 31, 2013. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of WMS.

/s/ KPMG LLP

Chicago, Illinois
June 30, 2014